Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Matt Brusch, Director of Communications (571) 382-1048

Tier Selected as a Key Subcontractor for Indiana Unemployment

Insurance Modernization Project

RESTON, Va., September 15, 2005 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of transaction processing and packaged software and systems integration solutions for public sector clients, today announced that it has been awarded a subcontract as a member of a project team to develop, implement and maintain the Indiana Department of Workforce Development’s (IDWD) new unemployment insurance processing system. The value of Tier’s fixed price subcontract is expected to be a significant portion of the approximately $24 million prime contract over the approximately three-year term.

Under this contract, Tier is serving as a major subcontractor to Haverstick Consulting, Inc., a technology services and business consulting firm based in Carmel, Indiana. The project team will modernize IDWD’s unemployment insurance computer system, delivering a solution designed to automate processes for both collecting and paying unemployment insurance. This project is expected to save taxpayer dollars by reducing overpayments, and improve customer service by providing users with around-the-clock access to unemployment information.

“We are pleased to work with Haverstick’s project team that will assist Indiana in the important work of modernizing its unemployment insurance systems,” said James R. Weaver, Tier’s Chairman and Chief Executive Officer. “Tier’s Unemployment Insurance Practice has established a track record of success in helping states transform their unemployment insurance operations and increase efficiencies through the use of leading-edge technology solutions. With approximately 40 government customers in the state, Tier’s commitment to Indiana is strong. We look forward to extending that commitment through our participation in this team, for the ultimate benefit of the employers and citizens of Indiana.”

“We will be managing an exceptional project team whose members have implemented numerous successful unemployment insurance systems in other states, and we’re pleased to count Tier as a member of our team,” said Howard Bates, Haverstick’s President.

Tier’s Unemployment Insurance Practice provides systems integration and services for state unemployment insurance administration programs. The Indiana Unemployment Insurance Modernization Project will be developed using Tier’s UI ConnectSM framework - a completely integrated unemployment insurance tax, benefits and appeals solution. UI ConnectSM offers states a significant head start advantage in modernizing their legacy unemployment insurance computing environments.

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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